Exhibit 99.1
FOR FURTHER INFORMATION:
David I. Vickers, Chief Financial Officer
(440) 878-2941

Gayle V. Bentkowski, Senior Vice President
(440) 572-8848
Ceres Group Reports Fourth Quarter and 2005 Results
and Provides 2006 Earnings Guidance
Cleveland, OH, March 1, 2006
For the quarter:
•	Net income of $2.1 million ($0.06 per share)

•	Senior Segment pre-tax income of $6.9 million

•	Medical Segment pre-tax loss of $3.3 million
For the full year 2005:
•	Net income of $15.0 million ($0.44 per share)

•	Senior Segment pre-tax income of $17.9 million

•	Medical Segment pre-tax income of $4.1 million
Ceres Group, Inc. (NASDAQ: CERG) today reported net income of $2.1 million ($0.06 per share), for the fourth quarter of 2005. This compares to net income of $2.6 million ($0.08 per share) for the fourth quarter of 2004.
For the full year of 2005, the company reported net income of $15.0 million ($0.44 per share), including $0.5 million ($0.01 per share) from net realized investment gains, and a $1.8 million ($0.05 per share) federal income tax benefit related to the reduction of federal income tax reserves associated with the elimination of the company’s untaxed policyholder surplus account exposure and recently closed tax years. This compares to net income of $19.1 million ($0.55 per share) for 2004, including $0.8 million ($0.02 per share) from net realized investment gains, a $2.0 million ($0.06 per share) charge from the California litigation settlements, net of tax, and a $5.0 million ($0.14 per share) benefit related to a decrease in the valuation allowance for deferred taxes.
“We finished 2005 with profits in both of our business segments and increased overall new sales,” said Tom Kilian, president and chief executive officer of Ceres. “In 2005, we sharpened our focus on marketing with several enhancements that drove increased new sales, and which we anticipate will
Ceres Group, Inc. • 17800 Royalton Road • Cleveland, Ohio 44136
(440) 572-2400 • (800) 643-2474 • Fax (440) 878-2959 • www.ceresgp.com

Ceres Group, Inc.

continue to drive new sales in both of our business segments. Most importantly, the financial position of our company remains strong as evidenced by our book value (equity per common share before accumulated other comprehensive income) which rose 7% for 2005 to $6.12. In addition, we completed a $10 million buyback of our stock.
“In 2005, we also faced challenges in both our segments,” Kilian said. “Results in our Senior Segment were impacted by a higher-than-anticipated Medicare supplement loss ratio. Our Medical Segment was affected by increased severity of larger dollar claims. In 2006, we continue to actively address these issues as we remain focused on our ongoing business strategy of growth in our Senior Segment and stability in our Medical Segment.”
Segment Results
Ceres reports its financial results in two primary business segments: Senior and Medical.
Senior Segment (Medicare supplement, long-term care, dental, life insurance, and annuities)
Pre-tax income for the quarter was $6.9 million, compared to $5.1 million in the fourth quarter of 2004, including $0.6 million from net realized investment gains. Pre-tax income for the full year was $17.9 million, including $0.1 million from net realized investment gains. This compares to pre-tax income of $18.5 million for the same period of 2004, including $0.7 million from net realized investment gains.
Benefits, claims, losses and settlement expenses in the Senior Segment were $42.7 million, compared to $36.7 million for the fourth quarter of 2004. The Senior Segment benefit and claims loss ratio was 78.7%, compared to 75.6% in the fourth quarter of 2004. The Medicare supplement loss ratio was 70.6% for the fourth quarter of 2005, compared to 70.9% for the fourth quarter of 2004. The fourth quarter 2005 overall loss ratio was negatively impacted by a $0.7 million increase in the long-term care benefit reserves related to revisions to our long-term care model. The revised model also resulted in a $1.1 million reduction in deferred acquisition cost amortization which benefited fourth quarter results. The long-term care model was adjusted in 2005 to reflect higher premium rate levels and persistency. The Senior Segment results were also positively impacted in the fourth quarter by $0.6 million related to a slowdown in deferred acquisition cost amortization on our universal life block of business due to improving mortality and a corresponding increase in expected future gross profits.
For the full year, benefits, claims, losses and settlement expenses in the Senior Segment were $162.7 million, compared to $138.5 million for 2004. The Senior Segment benefit and claims loss ratio was 78.7%, compared to 75.6% for 2004. The increase was primarily due to an increase in the Medicare supplement loss ratio from 71.9% in 2004 to 73.8% in 2005, as well as unfavorable long-term care experience in the third quarter of 2005.
“Our Senior Segment premiums rose 13%, or $23.6 million, for the year compared to 2004 due to new business and 2005 rate increases,” Kilian said. “To improve our results going forward, we believe that we implemented the necessary rate increases on our Medicare supplement blocks of business as we continue to focus on actuarial analysis and pricing. As we proactively face these challenges, we remain confident that our Medicare supplement plans will be a positive market for us in the future.”
“During 2005, we made significant strides in our Senior Segment marketing,” Kilian added. “While we are encouraged with this progress, we faced a challenging sales environment resulting from increased competition in the senior market, as well as our 2005 rate increases. Mid-year we introduced new Medicare supplement products through our Provident American Life and Health Insurance Company (PALHIC) subsidiary and formed a new career distribution channel, Ceres Senior Benefits, LLC (CSB).

Ceres Group, Inc.

Agents give CSB a right of first refusal on all senior business. At December 31, 2005, this agency had contracted 23 regional sales managers and 256 agents. In addition, we developed and launched a new senior life insurance product portfolio. Finally, we began marketing Medicare Part D prescription plans through our relationship with Coventry Health Care, Inc., and as of January 31, 2006 we had approximately 10,000 insureds enrolled in these plans. We believe that offering Medicare Part D plans brings increased sales opportunities for our agents. We are excited about these key initiatives which have built the infrastructure for improved sales in this segment in 2006.”
Medical Segment (catastrophic and comprehensive medical plans)
The Company reported a pre-tax loss for the quarter of $3.3 million, compared to a pre-tax loss of $0.6 million in the fourth quarter of 2004, including $0.1 million from net realized investment gains. Pre-tax income for the full year was $4.1 million, including $0.2 million from net realized investment gains. This compares to pre-tax income of $5.2 million in 2004, including $0.1 million from net realized investment gains and a $3.1 million pre-tax charge from the California litigation settlements.
Benefits, claims, losses and settlement expenses in the Medical Segment were $45.8 million, compared to $45.0 million in the fourth quarter of 2004. The Medical Segment benefit and claims loss ratio was 83.1%, compared to 76.2% for the fourth quarter of 2004. The loss ratio was impacted by adverse development of third quarter reserve levels, increased claim frequency and higher-than-expected levels of seasonality in the fourth quarter.
For the full year, benefits, claims, losses and settlement expenses in the Medical Segment were $162.2 million, compared to $176.1 million for 2004. The Medical Segment benefit and claims loss ratio was 73.4%, compared to 71.3% for 2004. The loss ratio was impacted by increased large claim severity and unfavorable experience in our partially self-funded small group (Partnership) plan.
“We were encouraged that the premiums in the Medical Segment increased from the third to the fourth quarter, ending a long trend,” Kilian said. “In addition, we were pleased with the sales results that rose substantially compared to last quarter, the same period last year as well as overall for the year. We attribute this sales success largely to the Advantage Series of major medical products introduced in mid-2005. These plans, which offer customers a wide choice of benefit levels and prices, have been well received by our agents and by consumers. The Advantage Series is built on a new rate manual that allows for pricing consistency for all our individual/association products and distribution channels.”
Outlook
“In 2006 we will continue to manage both of our business segments for improved results,” Kilian said. “Our 2005 strategic initiatives included product development, increased new sales, actuarial and pricing analysis, and providing exceptional services to our agents and customers. Our 2006 objectives are increased new sales, expense reductions, actuarial analysis on our medical business and continuing to provide exceptional service.”
The company expects to achieve net operating income of $0.50 per diluted share for the full year of 2006, based on an improvement in the Medicare supplement loss ratio in the company’s Senior Segment, and level claims trends and increased new sales in the company’s Medical Segment. In the company’s outlook for 2006, projected net income per share excludes the impact of net realized investment gains and losses.

Ceres Group, Inc.

“We believe we have put in place an aggressive but achievable plan to reach our goals this year,” Kilian said. “As an integral part of this, we will continue to sharpen our marketing focus in each of our business segments.”
The company expects Senior Segment premium revenues to increase by approximately 15% in 2006. The overall Senior Segment loss ratio is expected to decrease to approximately 76% in 2006 compared to 78.7% for 2005. The Medicare supplement loss ratio is expected to decrease to approximately 72% for the full year 2006 compared to 73.8% for 2005 due to the approval and implementation of overall rate increases that averaged 15% on this block.
“This year we plan to grow our CSB distribution channel with a goal of 50 regional sales managers and 1,000 agents by year end,” Kilian said. “We believe that this distribution channel brings increased stability in a highly-competitive market. Medicare supplement will continue to be our lead product and we will be expanding our offerings through all three of our insurance subsidiaries. We will continue to aggressively monitor our Medicare supplement business in 2006 to determine the impact of the rate increases and competition. We also plan to increase cross-selling and combination sales opportunities including senior life, annuities and supplemental products. In addition, we will continue to promote sales of Medicare Part D prescription plans as an important component of our senior portfolio.”
The company expects Medical Segment premium revenues to increase in 2006 by approximately 5%, the first annual increase in premiums since 2001, due to increased new sales in selected markets. The overall Medical Segment loss ratio is expected to remain consistent with 2005.
“Product development remains an initiative in our Medical Segment,” Kilian added. “During the year we plan to continue to enhance our individual/association plans as well as review our small employer group products. We plan to explore new marketing relationships with national marketing companies and promote increased brokerage sales through electronic distribution and traditional sales.”
“Finally, in both of our segments we remain committed to providing ‘World Class Sales Support’ to agents,” Kilian said. “Over the past two years we have made significant enhancements to our marketing platform, which we believe will fuel future growth in our selected niche markets.”
“In closing, we are extremely enthusiastic about all of our strategic plans,” Kilian said. “We remain committed to our long-term strategy. Simply stated, we believe that our core objectives position us well for positive results going forward.”
A conference call with management regarding fourth quarter and 2005 results is scheduled for 10:00 a.m. (Eastern) on Thursday, March 2, 2006. To listen to the live conference call over the Internet, go to www.ceresgp.com or http://phx.corporate-ir.net/playerlink.zhtml?c=71415&s=wm&e=1214239. To listen to the webcast, please log onto this site at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available after the call.
FINANCIAL TABLES TO FOLLOW

Ceres Group, Inc.

CERES GROUP, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
REVENUES
Premiums, net
Medical	$55,113	$59,013	$221,030	$247,002
Senior and other	54,289	48,522	206,822	183,220

Total premiums, net	109,402	107,535	427,852	430,222
Net investment income	7,274	6,181	26,908	25,415
Net realized gains	56	823	702	1,224
Fee and other income	4,355	4,800	17,076	19,463

	121,087	119,339	472,538	476,324

BENEFITS, LOSSES AND EXPENSES
Benefits, claims, losses and settlement expenses
Medical	45,817	44,976	162,248	176,143
Senior and other	42,708	36,688	162,735	138,490

Total benefits, claims, losses and settlement expenses	88,525	81,664	324,983	314,633
Selling, general and administrative expenses	34,011	33,461	131,624	134,563
Net (deferral) amortization and change in acquisition costs and value of business acquired	(4,854)	(55)	(5,174)	4,571
Interest expense and financing costs	173	177	706	684

	117,855	115,247	452,139	454,451

Income before federal income taxes	3,232	4,092	20,399	21,873
Federal income tax expense	1,136	1,451	5,352	2,756

Net income	$2,096	$2,641	$15,047	$19,117

Net income per share
Basic	$0.06	$0.08	$0.44	$0.55
Diluted	0.06	0.08	0.44	0.55
Weighted average shares outstanding
Basic	33,220	34,518	34,114	34,467
Diluted	33,353	34,653	34,303	34,904

Ceres Group, Inc.

CERES GROUP, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 31,	December 31,
	2005	2004
ASSETS
Investments	$488,906	$494,951
Cash and cash equivalents	26,764	22,635
Reinsurance receivable	131,227	130,345
Deferred acquisition costs	73,955	67,074
Value of business acquired	11,126	10,952
Goodwill and licenses	14,097	14,097
Other assets	24,928	25,939

Total assets	$771,003	$765,993

LIABILITIES AND STOCKHOLDERS’ EQUITY
Policy liabilities and benefits accrued	$508,023	$489,829
Deferred reinsurance gain	5,451	6,562
Other policyholders’ funds	14,970	19,016
Debt	7,313	10,750
Other liabilities	31,873	35,018

Total liabilities	567,630	561,175
Stockholders’ equity	203,373	204,818

Total liabilities and stockholders’ equity	$771,003	$765,993

Equity per common share:
After accumulated other comprehensive income (1)	$6.12	$5.93
Before accumulated other comprehensive income (1)	6.12	5.72
Book value per share excluding goodwill and licenses	5.70	5.52

(1)	Accumulated other comprehensive income relates primarily to the net unrealized gain (loss) on available-for-sale securities.

Ceres Group, Inc.

CERES GROUP, INC. and SUBSIDIARIES
INDUSTRY SEGMENT DATA
Unaudited
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Medical
Revenues
Net premiums	$55,113	$59,013	$221,030	$247,002
Net investment income	968	810	3,571	4,268
Net realized gains (losses)	(11)	68	193	88
Fee and other income	3,691	3,958	14,862	16,851

	59,761	63,849	239,656	268,209

Expenses
Benefits and claims	45,817	44,976	162,248	176,143
Other operating expenses	17,227	19,474	73,333	86,888

	63,044	64,450	235,581	263,031

Segment profit (loss) before federal income taxes	$(3,283)	$(601)	$4,075	$5,178

Senior and Other
Revenues
Net premiums	$54,289	$48,522	$206,822	$183,220
Net investment income	6,304	5,371	23,215	21,143
Net realized gains (losses)	(48)	641	56	688
Fee and other income	664	842	2,214	2,612

	61,209	55,376	232,307	207,663

Expenses
Benefits and claims	42,708	36,688	162,735	138,490
Other operating expenses	11,635	13,593	51,721	50,689

	54,343	50,281	214,456	189,179

Segment profit before federal income taxes	$6,866	$5,095	$17,851	$18,484

Corporate and Other
Revenues
Net investment income	$2	$—	$122	$4
Net realized gains	115	114	453	448

	117	114	575	452

Expenses
Interest expense and financing costs	173	177	706	684
Other operating expenses	295	339	1,396	1,557

	468	516	2,102	2,241

Segment loss before federal income taxes	$(351)	$(402)	$(1,527)	$(1,789)

Income before federal income taxes	$3,232	$4,092	$20,399	$21,873

Medical loss ratio	83.1%	76.2%	73.4%	71.3%
Senior loss ratio	78.7%	75.6%	78.7%	75.6%
Overall loss ratio	80.9%	75.9%	76.0%	73.1%

Ceres Group, Inc.

About Ceres Group
Ceres Group, Inc., through its insurance subsidiaries, provides a wide array of health and life insurance products through two primary business segments. Ceres’ Medical Segment includes major medical health insurance for individuals, families, associations and small businesses. The Senior Segment includes senior health, life and annuity products for Americans age 55 and over. To help control medical costs, Ceres also provides medical cost management services to its insureds. Ceres’ nationwide distribution channels include independent and career agents, as well as electronic distribution systems. Ceres is included in the Russell 3000® Index. For more information, visit www.ceresgp.com.
This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the company. Forward-looking statements are statements other than historical information or statements of current condition. In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements herein should not be regarded as representation by the company or any other person that the objectives or plans of the company will be achieved. Although the company believes that the expectations are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many factors could cause actual results to differ materially from those contemplated by such forward-looking statements, including, among others, expectations of the company’s operating plans and strategies in general, our expectations of the performance of our lines of business, failure to accurately predict loss ratios, persistency and improvements in our business, business conditions and competition in the healthcare industry, the failure to successfully implement our 2006 business plan (including the company’s growth strategy) for the company and its subsidiaries, failure to accurately predict claims liabilities, ability to institute necessary rate increases, ability to develop, market and administer new, profitable and competitive products, developments in healthcare reform and other regulatory issues (including failure to meet statutory capital requirements), rising healthcare costs, adverse outcomes in litigation and related matters, failure to comply with financial and other covenants in our loan agreement, and performance of our reinsurers. This review of important factors should not be construed as exhaustive. Investors and others should refer to Ceres’ filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2004, and its quarterly reports on Form 10-Q and other periodic filings, for a description of the foregoing and other factors. Ceres undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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